SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Exterran Holdings, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

30225X103
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

☒ Rule 13d-1(b)
☐ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 18 Pages)

______________________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30225X103	13G/A	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS Double Black Diamond Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 2,342,811 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 2,342,811 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,342,811 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.6%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 30225X103	13G/A	Page 3 of 18 Pages

1	NAMES OF REPORTING PERSONS Black Diamond Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 159,663 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 159,663 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 159,663 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 30225X103	13G/A	Page 4 of 18 Pages

1	NAMES OF REPORTING PERSONS Black Diamond Relative Value Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 213,763 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 213,763 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 213,763 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 30225X103	13G/A	Page 5 of 18 Pages

1	NAMES OF REPORTING PERSONS Black Diamond Thematic Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 1,306,399 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 1,306,399 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,306,399 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 30225X103	13G/A	Page 6 of 18 Pages

1	NAMES OF REPORTING PERSONS Black Diamond SRI Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 7,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 7,700 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,700 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 30225X103	13G/A	Page 7 of 18 Pages

1	NAMES OF REPORTING PERSONS Carlson Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 4,082,319 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 4,082,319 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,082,319 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12	TYPE OF REPORTING PERSON PN; IA

CUSIP No. 30225X103	13G/A	Page 8 of 18 Pages

1	NAMES OF REPORTING PERSONS Asgard Investment Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 4,082,319 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 4,082,319 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,082,319 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 30225X103	13G/A	Page 9 of 18 Pages

1	NAMES OF REPORTING PERSONS Asgard Investment Corp. II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 4,082,319 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 4,082,319 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,082,319 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 30225X103	13G/A	Page 10 of 18 Pages

1	NAMES OF REPORTING PERSONS Clint D. Carlson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 4,082,319 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 4,082,319 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,082,319 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 30225X103	13G/A	Page 11 of 18 Pages

This Amendment No. 1 ("Amendment No. 1") amends and supplements the statement on Schedule 13G filed with the Securities and Exchange Commission on January 25, 2013 (the "Original Schedule 13G" and together with this Amendment No. 1, the "Schedule 13G") with respect to the common stock, par value $0.01 per share (the "Common Stock"), of Exterran Holdings, Inc. (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment No. 1 have the meanings set forth below. This Amendment No. 1 amends Items 2(a), 2(b), 2(c), 4 and 10 as set forth below.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by:

(i) Double Black Diamond Offshore Ltd., a Cayman Islands exempted company ("Double Offshore"), with respect to the Common Stock directly held by it;

(ii) Black Diamond Offshore Ltd., a Cayman Islands exempted company ("Offshore"), with respect to the Common Stock directly held by it;

(iii) Black Diamond Relative Value Offshore Ltd., a Cayman Islands exempted company ("Relative Value Offshore"), with respect to the Common Stock directly held by it;

(iv) Black Diamond Thematic Offshore Ltd., a Cayman Islands exempted company ("Thematic Offshore"), with respect to the Common Stock directly held by it;

(v) Black Diamond SRI Offshore Ltd., a Cayman Islands exempted company ("SRI Offshore" and together with Double Offshore, Offshore, Relative Value Offshore, and Thematic Offshore, the "Funds"), with respect to the Common Stock directly held by it;

(vi) Carlson Capital L.P., a Delaware limited partnership ("Carlson Capital"), which serves as the investment manager to the Funds and certain managed accounts (collectively, the "Accounts"), with respect to the Common Stock directly held by the Funds and the Accounts;

(vii) Asgard Investment Corp. II, a Delaware corporation ("Asgard II"), which serves as the general partner of Carlson Capital, with respect to the Common Stock directly held by the Funds and the Accounts;

(viii) Asgard Investment Corp., a Delaware corporation ("Asgard"), which is the sole stockholder of Asgard II, with respect to the Common Stock directly held by the Funds and the Accounts; and

(ix) Mr. Clint D. Carlson, a United States citizen ("Mr. Carlson"), who serves as president of Asgard and Carlson Capital, with respect to the Common Stock directly held by the Funds and the Accounts.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons”.

The filing of this statement should not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13 of the Act, the beneficial owner of the Common Stock reported herein.

CUSIP No. 30225X103	13G/A	Page 12 of 18 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office of each of the Reporting Persons is 2100 McKinney Avenue, Suite 1800, Dallas, Texas 75201.

Item 2(c).	CITIZENSHIP

Each of the Funds is a Cayman Islands exempted company. Carlson Capital is a Delaware limited partnership. Each of Asgard and Asgard II is a Delaware corporation. Mr. Carlson is a United States citizen.

Item 4.	OWNERSHIP.

A. Double Offshore:

(a) Amount beneficially owned: 2,342,811 shares of Common Stock

(b) Percent of class: 3.6%

(c) (i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: 2,342,811 shares of Common Stock

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 2,342,811 shares of Common Stock

B. Offshore:

(a) Amount beneficially owned: 159,663 shares of Common Stock

(b) Percent of class: 0.2%

(c) (i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: 159,663 shares of Common Stock

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 159,663 shares of Common Stock

C. Relative Value Offshore:

(a) Amount beneficially owned: 213,763 shares of Common Stock

(b) Percent of class: 0.3%

(c) (i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: 213,763 shares of Common Stock

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 213,763 shares of Common Stock

D. Thematic Offshore:

(a) Amount beneficially owned: 1,306,399 shares of Common Stock

(b) Percent of class: 2.0%

(c) (i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: 1,306,399 shares of Common Stock

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 1,306,399 shares of Common Stock

CUSIP No. 30225X103	13G/A	Page 13 of 18 Pages

E. SRI Offshore:

(a) Amount beneficially owned: 7,700 shares of Common Stock

(b) Percent of class: 0.0%

(c) (i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: 7,700 shares of Common Stock

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 7,700 shares of Common Stock

F. Carlson Capital:

(a) Amount beneficially owned: 4,082,319 shares of Common Stock

(b) Percent of class: 6.2%

(c) (i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: 4,082,319 shares of Common Stock

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 4,082,319 shares of Common Stock

G. Asgard II:

(a) Amount beneficially owned: 4,082,319 shares of Common Stock

(b) Percent of class: 6.2%

(c) (i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: 4,082,319 shares of Common Stock

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 4,082,319 shares of Common Stock

H. Asgard:

(a) Amount beneficially owned: 4,082,319 shares of Common Stock

(b) Percent of class: 6.2%

(c) (i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: 4,082,319 shares of Common Stock

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 4,082,319 shares of Common Stock

I. Mr. Carlson:

(a) Amount beneficially owned: 4,082,319 shares of Common Stock

(b) Percent of class: 6.2%

(c) (i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: 4,082,319 shares of Common Stock

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 4,082,319 shares of Common Stock

The Company's Quarterly Report on Form 10-Q filed on November 6, 2013, indicates that the total number of outstanding shares of Common Stock as of October 29, 2013 was 65,878,532. The percentages used herein and in the rest of the Schedule 13G are based upon such number of shares of Common Stock outstanding.

CUSIP No. 30225X103	13G/A	Page 14 of 18 Pages

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below, each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 30225X103	13G/A	Page 15 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: January 28, 2014

DOUBLE BLACK DIAMOND OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

BLACK DIAMOND OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

BLACK DIAMOND RELATIVE VALUE OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

BLACK DIAMOND THEMATIC OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

BLACK DIAMOND SRI OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

CUSIP No. 30225X103	13G/A	Page 16 of 18 Pages

CARLSON CAPITAL, L.P.

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

ASGARD INVESTMENT CORP. II

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

ASGARD INVESTMENT CORP.

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

/s/ Clint D. Carlson
Name: Clint D. Carlson

CUSIP No. 30225X103	13G/A	Page 17 of 18 Pages

Exhibit 1

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: January 28, 2014

DOUBLE BLACK DIAMOND OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

BLACK DIAMOND OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

BLACK DIAMOND RELATIVE VALUE OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

BLACK DIAMOND THEMATIC OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

CUSIP No. 30225X103	13G/A	Page 18 of 18 Pages

BLACK DIAMOND SRI OFFSHORE LTD.
By: Carlson Capital, L.P., its investment manager

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

CARLSON CAPITAL, L.P.

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

ASGARD INVESTMENT CORP. II

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

ASGARD INVESTMENT CORP.

/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

/s/ Clint D. Carlson
Name: Clint D. Carlson